SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Mark IV Industries, Inc.
---------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
                                Richard L. Grenolds
---------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]   $125 per Exchange Act Rules 1-11(c)(1)(ii), 14A (i) (1), or 14a 6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            ________________________________________________________________

      2.    Aggregate number of securities to which transaction applies:
            ________________________________________________________________

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 1-11: (1)

            _________________________________________________________________

      4.    Proposed maximum aggregate value of transaction:

            _________________________________________________________________

            Set forth the amount on which the filing fee is calculated and state how it was determined.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1.    Amount Previously Paid: _______________________________

            2.    Form, Schedule or Registration Statement No.: _________

            3.    Filing Party: ________________________________________

            4.    Date Filed:  __________________________________________

                           MARK IV INDUSTRIES, INC.
                        501 John James Audubon Parkway
                                 P.O. Box 810
                         Amherst, New York 14226-0810


____________________________________________________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 20, 1995
____________________________________________________________________________


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mark IV Industries, Inc., a Delaware corporation ("Mark IV" or the "Company"), will be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, on Thursday, July 20, 1995, at 11:00 a.m., Eastern Daylight Savings Time, for the following purposes:

      1. To elect two (2) Class II Directors to hold office until the 1998 Annual Meeting and until a successor has been elected and qualified.

      2. To consider and take action upon the proposed Amendment and Restatement of the Mark IV Industries, Inc. Executive Bonus Plan Effective March 1, 1995.

      3. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on May 24, 1995, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

      Stockholders who do not expect to attend the meeting in person are urged to vote, sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.


                                          GERALD S. LIPPES
                                          Secretary



Dated:  May 24, 1995

                           MARK IV INDUSTRIES, INC.
                        501 John James Audubon Parkway
                                 P.O. Box 810
                         Amherst, New York 14226-0810

                        _______________________________

                                PROXY STATEMENT


      This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation, by the Board of Directors of Mark IV Industries, Inc., a Delaware corporation ("Mark IV" or the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, on Thursday, July 20, 1995, at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or adjournments thereof. The close of business on May 24, 1995, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. On May 10, 1995, the Company had outstanding 60,137,587 shares of Common Stock, the holders of which are entitled to one vote per share. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders. All share-related amounts in this Proxy Statement have been adjusted to reflect the effects of the 5% stock dividend distributed to stockholders of record as of April 17, 1995.

      The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal interviews and telephone by directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. Approval of the Amendment and Restatement of the Mark IV Industries, Inc. Executive Bonus Plan (the "Proposal") requires the affirmative vote of a majority of the shares of Common Stock represented at the annual meeting in person or by proxy and entitled to vote, provided that a majority of the shares entitled to vote are voted on the Proposal. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified; where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as Directors of the persons named under the caption "Election of Directors" and for the Proposal. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the Annual Meeting, shares represented by signed proxies returned to the Company will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting.

      With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified for the Proposal (but not on the election of Directors) and will be counted as present for purposes of determining if a majority of shares have been voted on the Proposal. Since the Proposal requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote, abstentions will have the effect of a negative vote. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of Directors and the Proposal, without specific instructions from such customers. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares, those shares will not be considered as present and entitled to vote.

      The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

                             ELECTION OF DIRECTORS

      The By-laws of the Company provide that the Board of Directors shall consist of not less than three nor more than six Directors who shall be divided into three classes, with the term of one class expiring each year.
The Board of Directors is presently comprised of five members: Joseph G. Donohoo, a Class I Director whose term expires in 1997; Gerald S. Lippes and Herbert Roth, Jr., Class II Directors whose terms expire in 1995; and Sal H. Alfiero and Clement R. Arrison, Class III Directors whose terms expire in 1996. At the Annual Meeting of Stockholders in 1995, two Class II Directors shall be elected to hold office for a term expiring in 1998. Gerald S. Lippes and Herbert Roth, Jr. have been nominated by the Board of Directors for election as such Class II Directors. The Directors will be elected by a plurality of the votes cast at the meeting. Stockholders do not have cumulative voting rights with respect to the election of Directors.

      Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election of Gerald S. Lippes and Herbert Roth, Jr., who are presently Directors and have been previously elected by stockholders. If Messrs. Lippes and Roth should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other persons as the Board of Directors shall designate. The Board of Directors has no reason to believe that Messrs. Lippes and Roth will be unable or unwilling to serve if elected to office.

      The following information is provided concerning the Directors and the nominees for election as Class II Directors:

      SAL H. ALFIERO, age 57, has been Chairman of the Board and Chief Executive Officer of the Company since its incorporation. Mr. Alfiero serves as a Director of Phoenix Home Life Mutual Insurance Company and is also a Director of Marine Midland Bank, Western Region. He holds a B.S. degree in Aeronautical Engineering from Rensselaer Polytechnic Institute and a Masters degree from the Harvard Graduate School of Business Administration.

      CLEMENT R. ARRISON, age 65, has been President and a Director of the Company since November 1976. Mr. Arrison also serves as a Director of Comarco, Inc. Mr. Arrison has a B.S. degree in engineering from the University of Michigan and holds a professional engineering license.

      GERALD S. LIPPES, age 55, has been general counsel, Secretary and a Director of the Company since its incorporation. He has been engaged in the private practice of law in Buffalo, New York, since 1965 and is a partner of the firm of Lippes, Silverstein, Mathias & Wexler, Buffalo, New York. Mr. Lippes is also a Director of Gibraltar Steel Corporation.

      HERBERT ROTH, JR., age 66, has been a Director of the Company since September 1985, having been Chairman of the Board and Chief Executive Officer of LFE Corporation prior to its acquisition by Mark IV in July 1985. Mr. Roth also serves as a Director of Boston Edison Company; Phoenix Home Life Mutual Insurance Company; Landauer, Inc.; Tech/Ops Sevcon, Inc.; and Phoenix Total Return Fund, Inc.; and is a Trustee of the Phoenix Series Fund; Phoenix Multi Portfolio Fund; and the Big Edge Series Fund.

      JOSEPH G. DONOHOO, age 76, has been a Director of the Company since its incorporation. He is Chairman of the Board of The Gibson Group, Inc. and Clinch River Corporation.



      The Board of Directors recommends a vote FOR the election of Messrs. Lippes and Roth as Class II Directors.


                   THE BOARD OF DIRECTORS AND ITS COMMITTEES


      During the fiscal year ended February 28, 1995, the Board of Directors held a total of 14 meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.


Audit Committee

      The Board of Directors has a standing Audit Committee comprised of Messrs. Donohoo, Roth and Lippes. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management, the scope and results of the annual audit, the scope of other services provided by the Company's auditors, proposed changes in the Company's financial and accounting standards and principles, the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and making recommendations to the Board of Directors on the engagement of the independent auditors. The Audit Committee held two meetings during fiscal 1995.


Compensation Committee

      The Compensation Committee, which consists of Messrs. Donohoo and Roth, held three meetings during fiscal 1995. The Compensation Committee reviews and recommends the compensation arrangements for officers and other senior management personnel.


Other Committees

      The Board of Directors does not have a standing executive or nominating committee.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


      The following table sets forth certain information regarding the Directors and executive officers of the Company.
                                                                  Term as
                                    Positions and Offices         Director
     Name                    Age    with the Company              Expires
     ----                    ---    ---------------------         --------

Sal H. Alfiero..........      57    Chairman of the Board
                                     and Chief Executive Officer    1996
Clement R. Arrison......      65    President and Director          1996
William P. Montague.....      48    Executive Vice President
                                     and Chief Financial Officer     --
Gerald S. Lippes*.......      55    Secretary and Director          1995
Bruce A. McNiel.........      46    Senior Vice President            --
Kurt J. Johansson.......      53    Senior Vice President            --
Frederic L. Cook........      48    Senior Vice President-
                                     Administration                  --
John J. Byrne...........      46    Vice President-Finance           --
Richard L. Grenolds.....      45    Vice President and Chief
                                     Accounting Officer              --
Douglas J. Fiegel.......      47    Vice President, Financial
                                     Control & Reporting             --
Patricia A. Richert.....      44    Vice President and Chief
                                     Information Officer             --
Joseph G. Donohoo.......      76    Director                        1997
Herbert Roth, Jr.*......      66    Director                        1995

*  Nominee for Class II Director at fiscal 1995 Annual Meeting


      Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:

      WILLIAM P. MONTAGUE has been employed by the Company since April 1972 and has been a Vice President of the Company since May 1974. He was elected Executive Vice President and Chief Financial Officer in March 1986. He holds a B.S. degree in accounting and an M.B.A. degree from Wilkes University and is a certified public accountant. He is a member of the Chase Manhattan Bank, N.A. Regional Advisory Board and a Director of Gibraltar Steel Corporation and International Imaging Materials, Inc.

      BRUCE A. McNIEL was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Products, Inc. ("Dayco") subsidiary, headquartered in Miamisburg, Ohio, for which he has worldwide responsibility. Mr. McNiel has been employed by Dayco since 1977, and prior to his appointment as President of Dayco in March 1993, served in numerous executive positions, including Executive Vice President of Sales and Marketing, and Senior Vice President of Finance and Administration. He holds a B.S. degree in accounting from Wright State University and an M.B.A. degree from the University of Dayton.

      KURT J. JOHANSSON was elected Senior Vice President of the Company in December 1994 and is President of the Company's Dayco Europe AB subsidiary, headquartered in Solvesborg, Sweden, as well as Executive Vice President of Dayco. Mr. Johansson has responsibility for all of Dayco's operations in Europe, as well as worldwide responsibility for Dayco's Automotive OEM business. Mr. Johansson has been with Dayco Europe since October 1990. Mr. Johansson studied at the School of Economics and Business Administration in Stockholm, Sweden, as well as at the Technical University in Gothenburg, Sweden.

      FREDERIC L. COOK was elected Senior Vice President-Administration in March 1988, and prior thereto, he had been Vice President-Finance of the Company since May 1986. Prior to joining the Company, Mr. Cook was a tax partner with the accounting firm of Coopers & Lybrand, where he was employed for 19 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

      JOHN J. BYRNE has been employed by the Company since September 1973 and has been a Vice President since March 1986. He was elected Vice President-Finance of the Company in March 1988. He holds a B.S. degree in accounting from Pennsylvania State University and an M.B.A. degree from Canisius College.

      RICHARD L. GRENOLDS was elected Vice President and Chief Accounting Officer in July 1989. Prior to joining the Company, Mr. Grenolds was a general practice partner with the accounting firm of Coopers & Lybrand, where he was employed for 17 years. He holds a B.S. degree in accounting from the Rochester Institute of Technology and is a certified public accountant.

      DOUGLAS J. FIEGEL was elected Vice President, Financial Control and Reporting in 1990. Prior to that he was the Company's Controller since joining the Company in 1986. He holds a B.B.A. degree in accounting from Niagara University and is a certified public accountant.

      PATRICIA A. RICHERT has been employed by the Company since 1973, and has been Vice President and Chief Information Officer since 1990. In August 1994 she was also appointed Dayco's Vice President of Information Technology. She holds a B.S. degree in accounting from the University of Buffalo.


                                      COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

      The following Summary Compensation Table sets forth all compensation earned by the Company's Chief Executive Officer, and each of the Company's other four most highly compensated executive officers, for the Company's fiscal year ended
February 28, 1995.  Comparative amounts have been provided for each of the two preceding fiscal years, except for amounts related to Messrs. McNiel and Johansson, which have been excluded since they were not executive officers during either of those years.

                                                 SUMMARY COMPENSATION TABLE



                                         Annual Compensation                      Long-Term Compensation
                                         -------------------                --------------------------------
                                                                                    Awards           Payouts
                                                                            -----------------------  -------
                                                                            Restricted   Securities               All Other
Name and Principal     Fiscal                           Other Annual          Stock      Underlying    LTIP     Compensation
Position                Year   Salary (A)  Bonus(A)   Compensation(B)       Awards (C)  Options (D)  Payouts(E)  (F) (G) (H)
------------------     ------  ----------  --------   ---------------       ----------  -----------  ----------  -----------


Sal H. Alfiero -
Chairman of the Board
  and Chief Executive   1995    $462,166    $462,166      $ 58,136               -        107,625        -        $361,576
   Officer              1994    $406,000    $400,000      $ 25,037          $5,000,000       -           -        $253,059
                        1993    $379,000    $400,000      $ 21,866               -           -           -        $240,522

Clement R. Arrison -
President and Director  1995    $461,666    $461,666      $ 14,934                -        59,325        -        $125,416
                        1994    $400,000    $400,000      $  2,183          $  500,000       -           -        $ 90,693
                        1993    $377,000    $400,000      $  1,954                -        46,305        -        $ 90,545

William P. Montague -
Executive Vice President
  and Chief Financial   1995    $341,667    $341,667      $  1,401          $   44,678     37,275        -        $103,042
   Officer              1994    $300,000    $300,000      $    367          $  300,000       -           -        $ 72,928
                        1993    $282,000    $308,000      $    362                -        28,941        -        $ 69,777






                                         Annual Compensation                       Long-Term Compensation
                                         -------------------                ---------------------------------
                                                                                     Awards           Payouts
                                                                            -----------------------   -------
                                                                            Restricted   Securities               All Other
Name and Principal     Fiscal                           Other Annual          Stock      Underlying    LTIP     Compensation
Position                Year   Salary (A)  Bonus(A)   Compensation(B)        Awards (C)  Options (D)  Payouts(E) (F) (G) (H)
------------------     ------  ----------  --------   ---------------       -----------  -----------  ---------- -----------

Frederic L. Cook -
Senior Vice President -
  Administration        1995    $210,170    $210,170      $    107          $   44,678      16,013       -         $ 39,859
                        1994    $191,000    $185,000      $     89                -           -          -         $ 38,521
                        1993    $190,200    $185,000      $     87                -          6,076       -         $ 39,684

Bruce A. McNiel -
Senior Vice President   1995    $216,667    $158,167          -             $   44,678      31,763    $17,398      $ 52,190

Kurt J. Johansson -
Senior Vice President   1995    $216,667    $158,167          -              $  44,678      31,763    $17,398      $ 52,190

Notes To Summary Compensation Table

(A)   The Company's Non-Qualified Deferred Compensation Arrangements (as defined in Note G below) enable participants to defer up to 100% of their current salary and/or cash bonus to be hypothetically invested for a pre-determined fixed period of time.  All deferred amounts are included in the amounts shown for "Annual Compensation" in the Summary Compensation Table for each of the years in which the compensation was earned.

(B)   The amounts reported in this column represent tax reimbursements paid to each of the named executives to offset the tax effects of the Company's life insurance program and related compensation element under the rules of the Internal Revenue Code ("IRC").

(C)   The amounts represent the value of restricted stock awards as of the date of grant (less the $.01 per share consideration paid by the grantee).  Dividends on the Company's Common Stock are paid currently to the holders of the restricted shares.  As of the end of fiscal 1995, the cumulative number of restricted shares of the Company's Common Stock, and related fair market value, held by Messrs.
      Alfiero, Arrison, Montague, Cook, McNiel and Johansson were 289,406 shares - $5,513,184; 28,940 shares
      - $551,307; 20,121 shares - $383,305; 2,756 shares - $52,502; 2,756 shares - $52,502; and 2,756 shares
      - $52,502 respectively.





(D)   All amounts have been adjusted to reflect the effects of the Company's 5% stock dividend issued in
      April 1995.

(E)   As discussed in the Long-Term Incentive Plan ("LTIP") table, these payments are contingent upon meeting certain operating goals in subsequent years, and are subject to partial or total repayment by the individuals if such goals are not achieved.

(F)   With the exception of Mr. Johansson, who resides in Sweden, the named executive officers participate in a qualified defined contribution plan which requires the Company to contribute an amount equal to a percentage (3.5% to 4.0%) of their cash compensation, up to the maximum compensation limit for qualified pension plans established under the rules of the IRC ($150,000 in fiscal 1995).  The
      Company's contribution to the qualified defined contribution plan was $6,000 each for Messrs. Alfiero,
      Arrison, Montague and Cook and $5,250 for Mr. McNiel in fiscal 1995.  All such amounts have been included in the "All Other Compensation" column.

(G)   As a supplement to the Company's qualified defined contribution plan, and to replace a previously maintained qualified profit sharing plan of the Company, the named executive officers participate in one of the Company's two non-qualified deferred compensation plans ("Deferred Compensation
      Arrangements").  Amounts allocated in fiscal 1995 for the benefit of the named executive officers under the terms of the Deferred Compensation Arrangements amounted to $78,898; $76,399; $54,034;
      $29,880; $43,340; and $52,190 for Messrs. Alfiero, Arrison, Montague, Cook, McNiel and Johansson,
      respectively.  All such amounts have been included in the "All Other Compensation" column.  The earnings on amounts allocated under the terms of the Deferred Compensation Arrangements are equal to the greater of the cumulative investment returns which would be realized if the executive officer's account was 100% invested in the Company's Common Stock ("equity based earnings") or in an interest bearing account ("interest based earnings").  The earnings amounts are not deemed to be compensation under the rules of the Securities and Exchange Commission (the "SEC"), and therefore are not included in the Summary Compensation Table.

(H)   Includes amounts deemed to be compensation under the rules of the SEC related to the present value of the premium payments made by the Company for the benefit of the named executive officers under the
      Company's split-dollar life insurance program.  Such amounts in fiscal 1995 amounted to $276,678;
      $43,017; $43,008; and $3,979 for Messrs. Alfiero, Arrison, Montague and Cook, respectively.  The premium payments will ultimately be recovered by the Company to the extent of the cash surrender value of the policies.



Option Grants in Last Fiscal Year

      The following table sets forth information with respect to the named executive officers concerning options granted to each of them during fiscal 1995.  All amounts have been adjusted to reflect the effects of the 5% stock dividend issued in April 1995.
                                                                                    Potential Realizable
                                                                                      Value at Assumed
                                                                                      Annual Rates of
                                                                                  Stock Price Appreciation
                          Individual Grants                                          For Option Term
-----------------------------------------------------------------------------   --------------------------

                  Number of     % of Total
                  Securities     Options
                  Underlying    Granted to
                    Options    Employees in     Exercise Price    Expiration
Name                Granted   Fiscal Year (A)     ($/Share)          Date         5% (B)           10% (B)
----              ---------   ---------------   --------------    ----------      ------           -------

Sal H. Alfiero       52,500        6.03%           $17.98            12/15/04   $    593,745   $    1,504,656
                     55,125        6.32%           $17.83 (C)         3/30/99(C)$    157,106(C)$      456,435(C)
Clement R. Arrison   26,250        3.01%           $17.98            12/15/04   $    296,872   $      752,328
                     33,075        3.79%           $16.20             3/30/04   $    337,028   $      854,089
William P. Montague  26,250        3.01%           $17.98            12/15/04   $    296,872   $      752,328
                     11,025        1.27%           $16.20             3/30/04   $    112,343   $      284,697
Frederic L. Cook     10,500        1.21%           $17.98            12/15/04   $    118,749   $      300,931
                      5,513        0.63%           $16.20             3/30/04   $     56,176   $      142,360
Bruce A. McNiel      26,250        3.01%           $17.98            12/15/04   $    296,872   $      752,327
                      5,513        0.63%           $16.20             3/30/04   $     56,176   $      142,360
Kurt J. Johansson    26,250        3.01%           $17.98            12/15/04   $    296,872   $      752,327
                      5,513        0.63%           $16.20             3/30/04   $     56,176   $      142,360

All Shareholders (D)   N/A          N/A              N/A               N/A      $717,748,755(D)$1,818,905,430(D)

(A)   Options become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, options become immediately exercisable in full upon the optionee's disability, retirement or death, or upon a Change in Control of the Company.

(B)   Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 5% and 10% per year over the ten-year term of the grants (five-year term in the case of one of Mr. Alfiero's grants, as described in Note C below).  Such assumed annual rates of appreciation of
      5% and 10% would result in the price of the Company's stock increasing 62.9% and 159.4%, respectively, over a ten-year time frame. The amounts set forth are not intended to forecast future appreciation, if any, of the stock price.



(C)   Since Mr. Alfiero owned more than 10% of the Company's outstanding stock on the date the option was granted, his exercise price was 10% over the fair market value of the stock as of that date, and the term of the grant was for a five-year period.  Therefore, the potential 5% and 10% appreciation in the market value of the stock would result in less of a gain per share than indicated for the other grants.

(D)   Represents the potential appreciation for all shareholders over a ten-year period, assuming 59,900,000 shares outstanding and a closing market price of $19.05 per share as of February 28, 1995, and assuming the same annual rates of appreciation of 5% and 10% over the subsequent ten-year period.



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
---------------------------------------------------------------------------------

      The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal 1995 and unexercised options held at the end of fiscal 1995.  All amounts have been adjusted to reflect the effects of the 5% stock dividend issued in April 1995.


                                                                                    Value of Securities
                                                       Number of Securities            Underlying
                                                           Underlying                 Unexercised In
                              Shares                  Unexercised Options           The Money Options
                              Acquired       Value     At Fiscal Year-End         At Fiscal Year-End (B)
                                 On        Realized  ----------------------       ----------------------
Name                         Exercise(#)      (A)   Exercisable Unexercisable    Exercisable Unexercisable
----                         -----------   -------- ----------- -------------    ----------- -------------

Sal H. Alfiero                   --          --         --        107,625             --        $123,450

Clement R. Arrison               --         --       23,153        82,478          $123,700     $246,010

William P. Montague              --         --       14,470        51,745          $ 77,311     $136,831

Frederic L. Cook              9,044       $133,912    3,038        19,051          $ 21,032     $ 47,986

Bruce A. McNiel                  --         --       21,667        39,759          $279,078     $142,843

Kurt J. Johansson                --         --        6,358        41,811          $ 44,602     $140,204

____________________


(A)   Represents the difference between the closing market value of the Company's Common Stock on the date of exercise and the exercise price of such options.

(B)   Represents the difference between the closing market value of the Company's Common Stock as of
      February 28, 1995 ($19.05) and the exercise price of such options.


LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
------------------------------------------------------


      The following table presents the contingent awards made to the named executive officers who participate in the Senior Executive Short-Term Incentive Plan of the Company's Dayco subsidiary (the "Dayco Incentive Plan"). If the participant's employment is terminated during the performance period for any reason other than disability, retirement or death, or upon a Change in Control of the Company (as defined), the award is generally canceled. The award is determined based upon the degree to which inventory levels are maintained in comparison to certain pre-determined relationships to sales for the fiscal year, and is calculated as a percentage of the participant's current cash bonus award for the fiscal year. A contingent payment of the award is made 1/3 in the year earned, and 1/3 in each of the two subsequent years, as long as the performance objective is maintained in each subsequent year.

                              Performance or             Estimated Future
                              Other Period            Payouts Under Non-Stock
                              Until Maturation          Price-Based Plans (A)
Name                             of Payout                     Target
----                          ----------------        -----------------------


Bruce A. McNiel               Fiscal 1995-1997                $52,195

Kurt J. Johansson             Fiscal 1995-1997                $52,195


(A) To the extent contingent payments have been accrued, but not paid to the participant, such balance accrues earnings in the same manner as discussed in Note G to the Summary Compensation Table. The LTIP Payouts column in the Summary Compensation Table includes 1/3 of this payout being made in the current year.

                             EMPLOYMENT AGREEMENTS


      The Company has employment agreements ("Employment Agreements") with each of the named executive officers. The Employment Agreements for Messrs. Alfiero, Arrison, Montague and Cook provide for an initial term of five years, which is automatically extended for an additional 12-month period on each annual anniversary date. The Employment Agreements for Messrs. McNiel and Johansson provide for an initial term of three years, which is automatically extended annually for an additional 12-month term after the initial term. An executive officer who is a party to an Employment Agreement is eligible to receive cash bonuses as part of the Company's bonus plans and participate in the Company's various other benefit and incentive plans. The Employment Agreements do not provide for a minimum bonus amount. The Employment Agreements provide for the payment of base salaries of $520,000; $520,000; $400,000; $231,000; $300,000 and $300,000 for Messrs. Alfiero, Arrison,
Montague, Cook, McNiel, and Johansson, respectively, which amounts can be increased at the discretion of the Company. The base salary, cash bonuses and other benefits provided for under the Employment Agreements are included in calculating the total cash compensation paid to the various executives and other information as presented in the Summary Compensation Table.

      The Employment Agreements for Messrs. Alfiero, Arrison, Montague and Cook provide that in the event the Company terminates the executive prior to age 61 for any reason other than Cause (as defined), such executive shall be entitled to receive a lump sum severance benefit equal to the greater of two and one-half times the sum of such executive's base salary plus bonus earned for the 12-month period immediately preceding the date of his termination, or five times the executive's then current base salary, in each case including amounts deferred at the option of the executive. In the event of termination after the executive attains age 61, such severance benefit is reduced by 20% per year, beginning at age 61, so that no severance benefit is paid if the executive is terminated at age 65. The Employment Agreements for Messrs. McNiel and Johansson provide that in the event of such a termination after December 1997, the executive shall be entitled to receive a benefit equal to one and one-half times his base salary, payable over an 18-month period, plus a pro rata allocation of the bonus the executive would have been entitled to receive for the fiscal year had he not been terminated.

      The Employment Agreements further provide for severance benefits upon a "Change in Control" of the Company. The events that trigger a Change in Control under the Employment Agreements include (i) certain consolidations or mergers, (ii) certain sales or transfers of substantially all of the Company's assets, (iii) the approval of the Company's shareholders of a plan of dissolution or liquidation of the Company, (iv) the acquisition of 20% or more of the Company's outstanding common stock by certain persons (other than the Company's executive officers and directors, whether individually or as a group) and (v) certain changes in the membership of the Company's Board of Directors. If the executive's employment is terminated within three years of a Change in Control, other than for Cause, he will be entitled to receive a lump sum severance payment equal to three times the average of his total cash compensation during the three-year period immediately preceding his termination, plus medical and life insurance benefits for the rest of his life. The Employment Agreements define such total cash compensation to include amounts deferred at the option of the executive. The payments and benefits payable in the event of a Change in Control are not subject to any limitations that would prevent them from being considered "excess parachute payments" subject to excise tax payments or corporate deduction disallowance under the IRC. Therefore, such lump-sum severance payments could require excise tax payments on the part of the executive, and deduction disallowance on the part of the Company. In such instance, the impact of the excise tax payments on the executive would be reimbursed to the executive by the Company, including taxes the executive would incur on the gross-up itself.

      In addition, upon a termination other than for Cause, or upon retirement and eligibility to receive benefits under the Company's tax-qualified defined contribution plan (the "Retirement Plan"), Messrs. Alfiero, Arrison, Montague and Cook will be entitled to receive from the Company an additional benefit computed as if the Retirement Plan was not subject to limits imposed on tax-qualified plans by the IRC or ERISA. Such amounts are included in the amounts accrued for such executive officers under the Deferred Compensation Arrangements, and included under the column entitled "All Other Compensation" in the Summary Compensation Table.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's executive compensation program is designed to attract and retain top quality executives and to provide them with both an incentive and a reward for superior performance. The program includes three principal components - base salary, annual bonus opportunities and long-term incentives. The program is administered by the Compensation Committee of the Board of Directors, the members of which are outside Directors who are not employees of the Company.

      The Compensation Committee generally reviews base salary levels for executive officers each year. Salaries are adjusted to the extent the Compensation Committee believes is appropriate, taking into account the executives' and the Company's performance, and other factors the Compensation Committee deems relevant each year. There were no salary increases for Messrs. Alfiero, Arrison, Montague and Cook in fiscal 1994. In March 1994, the Compensation Committee increased Mr. Alfiero's annual base salary by $44,000 and increased it by an additional $70,000 in January 1995, giving consideration to the period of time since his previous increase, their assessment of his commitment to the Company to date, the Company's consolidated earnings and stock market performance, comparisons to the performance of companies within the 1995 and 1994 Peer Groups (as hereinafter defined), and the impact of the acquisition of Purolator Products, Inc. ("Purolator") in November 1994. The Compensation Committee also increased the annual base salaries of Messrs. Arrison, Montague and Cook as of the same dates, giving similar consideration to their assessment of the executives' commitment and the Company's earnings and operating performance. Such increases resulted in an annual rate of increase over the past five fiscal years of slightly less than 10% per year for Messrs. Alfiero and Arrison, and lesser rates for Messrs. Montague and Cook. As a part of the election of Messrs. McNiel and Johansson as executive officers of the Company, the Compensation Committee established an annual base salary of $300,000 for each of them.

      Annual bonus awards are determined according to the terms of the Company's Executive Bonus Plan (the "Bonus Plan") for all of the Company's executive officers, except for Messrs. McNiel and Johansson, who receive annual bonus awards under the Dayco Incentive Plan. Under the Bonus Plan, each participating executive officer has the opportunity to earn a bonus of up to 100% of his base salary if the Company's earnings per share reach a specified target, as established by the Compensation Committee. No bonus shall be payable unless the Company achieves its projected earnings per share target. Further, no bonus shall be payable if the target is projected to be less than the actual earnings during the prior fiscal year. There are no minimum bonus levels, but there is a maximum bonus level of 100% of the executive officers' cumulative base salaries for the year. Under the bonus formula, a bonus pool equal to 50% of the Company's net income before taxes in excess of the net income before taxes which is necessary to meet the target (without considering extraordinary items) is allocated to the eligible officers until the pool reaches the maximum bonus level of 100% of base salaries. If such bonus pool does not reach the maximum amount of 100% of base salaries, the bonuses are limited to the amount in the bonus pool, without regard to the relationship of the actual percentage increase to the percentage increase set by the Compensation Committee. As identified elsewhere herein, the Company has proposed that the shareholders consider the Bonus Plan, as amended and restated, to be "performance-based" in accordance with the rules of the IRC, beginning with the Company's 1996 fiscal year.

      Under the terms of the Dayco Incentive Plan, participants are eligible to earn a current bonus equal to a percentage of their base salaries, assuming certain performance criteria are achieved for the operations under their control. Such operations consist of a substantial part of the Company's Power and Fluid Transfer business segment. The bonus formula is keyed to the achievement of certain operating profit (70% weighting) and cash flow (30% weighting) performance criteria. Messrs. McNiel and Johansson are eligible to earn a cash bonus under this formula up to a maximum of 83% of their base salary earned in the fiscal year. The bonus is also impacted by an inventory management factor which can increase, decrease, or eliminate, the operating profit/cash flow bonus determination.

      Under the terms of the Bonus Plan and the Dayco Incentive Plan, the Compensation Committee does not have any authority to modify the bonus amounts as computed by the bonus plan formulas. The Company exceeded its projected earnings per share target for fiscal 1995; therefore, a bonus of 100% of the base salary earned in fiscal 1995 was awarded to each of the participants in the Bonus Plan, including Messrs. Alfiero, Arrison, Montague and Cook. The performance of the Dayco-related operations was such that Messrs. McNiel and Johansson earned a current bonus of approximately 73% of their base salary for fiscal 1995, plus an additional bonus of approximately 33% of their base salary related to the inventory incentive feature of the Dayco Incentive Plan, with the inventory portion being paid over a three-year time period.

      As a result of these incentive arrangements, approximately 50% of the executive officers' annual cash compensation is directly linked to the operating performance of the Company, which the Compensation Committee believes helps to maximize the individual effort of all executive officers on a consistent basis.

      In March 1994, the Compensation Committee determined it appropriate to grant an incentive stock option to Mr. Alfiero to acquire 55,125 shares of the Company's Common Stock at an exercise price equal to 110% of the fair market value of the Common Stock at the date of grant. The grant was made subject to stockholders' approval of the 1992 Option Plan, which approval was received at the 1994 Annual Meeting. The Compensation Committee also determined it appropriate to grant an additional option to Mr. Alfiero in December 1994 to acquire 52,500 shares of the Company's Common Stock, and granted options to the other named executive officers in fiscal 1995 to acquire an additional 176,139 shares of the Company's Common Stock. The Compensation Committee believes such grants to be appropriate long-term incentive compensation to reward the executives for their efforts to date, and provide an incentive element geared to the long-term growth in the market value of the Company's stock.

      The Company's 1992 Restricted Stock Plan includes provisions which eliminate the restrictions on shares granted in the event certain operating performance criteria are achieved, upon the attainment of age 65, or at the end of a five-year period following the date of grant. During fiscal 1995, the Compensation Committee modified these acceleration provisions for any grant having a fair value in excess of $500,000 in a manner that results in the restrictions on such grants lapsing after a seven-year period, or upon an executive's actual retirement no sooner than at age 60, with the approval of the Company's Board of Directors.

      A significant number of shares of the Company's outstanding Common Stock are owned by the Company's executive officers. In the event of their death, their estates would be forced to liquidate a significant number of shares of the Company's Common Stock in order to pay related estate taxes. Such events could result in significant blocks of the Company's Common Stock being sold, which could decrease its value, and create undue hardships to the heirs, and also to existing stockholders. As a result, it was deemed appropriate to establish a life insurance program for the executive officers in an effort to avoid or significantly mitigate such a problem. The Company established a "split-dollar" life insurance program in which the executives were provided life insurance coverage in the event of their death ("single coverage") or in the event of the death of the executive and his spouse ("second-to-die coverage"). As of February 28, 1995, the second-to-die coverage for Messrs. Alfiero, Arrison, Montague, and Cook amounted to $10,000,000; $7,500,000; $8,000,000; and $1,000,000 respectively. As of February 28, 1995, Messrs. Alfiero and Arrison also had single coverage of $40,000,000 and $4,500,000 respectively. The "compensation" costs of such coverage under the calculation guidelines established by the SEC are included in the Summary Compensation Table, as discussed further in Notes B and H thereto. For financial reporting purposes, the expense recognized by the Company for this coverage is nominal, since the premium payments result in a substantially offsetting increase in the asset recognized related to the cash surrender value of the policies. The Compensation Committee believes such coverage to be appropriate, and in the best interests of the Company and its stockholders.

      The Compensation Committee has reviewed the Annual Compensation of Mr. Alfiero in comparison to the amounts earned by the Chief Executive Officers of the companies included in the "1995 and 1994 Peer Groups" identified in the following Comparative Performance Graphs. The companies included in the 1995 and 1994 Peer Groups are diversified manufacturing companies with whom investment analysts have compared or grouped the Company. Based on this review, the Compensation Committee is of the view that Mr. Alfiero's total base salary and bonus for fiscal 1995 is near the bottom 25th percentile for all of the Chief Executive Officers of the 1995 Peer Group companies (top 60th percentile for the 1994 Peer Group companies). The Compensation Committee also reviewed the Annual Compensation of all of the named executive officers of the Company in comparison to the amounts earned by the named executive officers in the 1995 Peer Group companies and found the Company's total of such compensation to be near the 50th percentile on a comparable basis (top 80th percentile for the 1994 Peer Group companies). Such amount for Mr. Alfiero individually, and in total for the named executive officers as a group, is viewed by the Compensation Committee to be appropriate in view of the outstanding performance of the Company's stock over the last five years, placing it ahead of the indicated performance of every company in both the 1995 and 1994 Peer Groups. Such performance represents a return that is 119% greater than the average for the 1995 Peer Group companies (106% greater than the average for the 1994 Peer Group companies).

      During fiscal 1994, federal tax legislation ("IRC 162(m)") was enacted to limit publicly-held companies such as Mark IV from deducting for tax purposes certain compensation paid to any named executive officer in excess of $1,000,000 annually. The tax deductibility of amounts paid by the Company to its executive officers through fiscal 1995 has not been affected by IRC 162(m), and it is anticipated that the deduction limitations imposed by IRC 162(m) will not significantly impact the Company for several years. The Compensation Committee will continue to consider the impact of IRC 162(m) as the related regulations are developed, and determine whether it would be appropriate to modify any of its compensation plans for the Company's executive officers in the future.

      As a result of the executive's optional deferral of some portion of his/her base salary and/or bonus, the excess parachute payment rules of the IRC would result in the executive receiving less of a severance payment than would have been received by the executive if no deferral was made. Therefore, during fiscal 1995 the Employment Agreements were amended to re-define the severance payment to give consideration to optional deferrals, and eliminate the limitations of the IRC which were previously provided for in the Employment Agreements (as described further under the preceding "Employment Agreements" section of this Proxy Statement). The Compensation Committee approved such changes as being consistent with the original intent of the Employment Agreements.

      In summary, the Compensation Committee believes that the compensation program for the Company's executive officers is appropriate and serves the best interests of the Company and its stockholders.



                            COMPENSATION COMMITTEE
                         OF THE BOARD OF DIRECTORS OF
                           MARK IV INDUSTRIES, INC.

Joseph G. Donohoo                                           Herbert Roth, Jr.

                        COMPARATIVE PERFORMANCE GRAPHS


      The following graphs compare the performance of the Company's Common Stock to the performance of a group of companies considered to be peers of the Company (the "Peer Group"), as well as the performance of the companies included in the S&P MidCap 400 Index and the S&P 500 Index. The S&P MidCap 400 Index is an aggregate measure of the performance of the equity securities of 400 companies with market capitalization in the range of $200 million to $5 billion, including the Common Stock of the Company, which makes it an appropriate, broad-based market performance comparison for the Company. The broader-based S&P 500 Index has also been included as a comparison since it tends to be a very common overall measure of the stock market's performance followed by institutional and individual investors. The graphs plot the growth in value of an initial $100 investment, with dividends reinvested, over the five-year period ended on February 28, 1995, the end of the Company's most recent fiscal year.

      As a result of the significant impact of the Company's acquisition of Purolator in fiscal 1995, the Compensation Committee thought it appropriate to re-evaluate the make-up of its Peer Group companies for fiscal 1995. Upon such review, the Compensation Committee determined that the companies utilized for fiscal 1995 (the "1995 Peer Group") should be changed from those included previously (the "1994 Peer Group"). Changes were made to delete companies with annual revenues of less than $1 billion, and also to delete Harman International Industries, Inc., a company whose business is no longer comparable to the Company's as a result of 90% of the business of the Company being focused on the power and fluid transfer operations. The companies added to the Peer Group in 1995 are somewhat larger and are involved in businesses more comparable to the Company's power and fluid transfer operations.

      On a pro forma basis, including the results of Purolator on a full year basis, the Company's relative position in the 1995 Peer Group is as follows (dollars in millions):

                                                1995 Peer Group
                                   --------------------------------------
                                                                 Mark IV
                       Mark IV        Range          Average       Rank
                       -------        -----          -------     -------


Sales                  $1,913     $1,042-$6,274      $2,943        7/13


Shareholders'          $  635     $  235-$2,985      $  854        8/13
 Equity

Total                  $1,314     $  537-$4,339      $1,474        7/13
 Capitalization

CEO's Annual           $  924     $  769-$1,309      $1,140       10/13
 Salary and
 Bonus

Top-Five               $3,326     $2,040-$4,185      $2,988        6/13
 Executives'
 Annual Salaries
 and Bonuses

        The Compensation Committee's decision has been determined based upon an updated review of various analysts' reports which identify companies they believe to be comparable to the Company, as well as management's recommendations of companies with comparable sales, capitalization and/or operating characteristics, giving further consideration to the impact on the Company of its Purolator acquisition. In this year of the change in the make-up of the Peer Group companies, information has been presented separately for both the 1994 and 1995 Peer Groups. The Peer Groups' performance has been weighted based upon the relative market capitalization of the Peer Group companies over the five-year period ended February 28, 1995.

      The 1994 Peer Group is made up of the following 16 companies:

-  Ametek, Inc.                     -  Harman International Industries, Inc.
-  Carlisle Companies, Inc.         -  Imo Industries, Inc.
-  Dover Corporation                -  Johnson Controls, Inc.
-  Federal Mogul Corporation        -  MascoTech, Inc.
-  Federal Signal Corporation       -  Parker Hannifin Corporation
-  First Brands Corporation         -  Rogers Corporation
-  Gencorp, Inc.                    -  Teleflex, Inc.
-  M.A. Hanna Company               -  Trinova Corporation


      The 1995 Peer Group is made up of the following 12 companies:

-  Cooper Industries, Inc.                -  M.A. Hanna Company
-  Dana Corporation                       -  Illinois Tool Works, Inc.
-  Dover Corporation                      -  Johnson Controls, Inc.
-  Federal Mogul Corporation              -  MascoTech, Inc.
-  First Brands Corporation               -  Parker Hannifin Corporation
-  Gencorp, Inc.                          -  Trinova Corporation

                     COMPARATIVE CUMULATIVE TOTAL RETURNS


                   (Measurement
                      Point)
Key Comparisons         1990    1991    1992    1993    1994    1995
---------------        ------   ----    ----    ----    ----    ----

Mark IV                 $100    $ 97    $220    $269    $305    $333

S&P MidCap 400          $100    $118    $155    $168    $193    $196

S&P 500                 $100    $115    $133    $147    $159    $171

1994 Peer Group         $100    $101    $123    $140    $173    $162

1995 Peer Group         $100    $108    $128    $141    $161    $152




(Copy of Graph Sent to Branch Chief by Overnight Mail).

                 APPROVAL OF AMENDMENT AND RESTATEMENT OF THE
                           MARK IV INDUSTRIES, INC.
                 EXECUTIVE BONUS PLAN EFFECTIVE MARCH 1, 1995


      An Amendment and Restatement of the Mark IV Industries, Inc. Executive Bonus Plan Effective March 1, 1995 (the "1995 Bonus Plan") is being proposed, and the shareholders are requested to approve it in order for the Plan to qualify as a "performance-based" plan in accordance with Code Section 162 (m) of the Internal Revenue Code. The principal features of the 1995 Bonus Plan are described below, and the description is qualified by reference to the complete text of the 1995 Bonus Plan which is included as Exhibit A to this Proxy Statement.

      All executive officers of the Company shall be eligible to participate in the 1995 Bonus Plan, except Messrs. McNiel and Johansson, who are participants in Dayco's incentive compensation and bonus plans. Under the 1995 Bonus Plan, each participating executive officer has the opportunity to earn a bonus of up to 200% of his/her base salary if the Company's earnings reach a specified target, as established by the Compensation Committee. Such target will be established annually by the Compensation Committee no later than by the end of the first quarter of the fiscal year for which the bonuses are to be earned. The established target will be based on performance criteria that can be measured from the Company's audited financial statements. No bonus shall be payable under the 1995 Bonus Plan unless the Company achieves the established earnings target. Such target must be achieved after recognition in the financial statements of the expense associated with the bonus awards for the fiscal year. There are no minimum bonus levels, but there is a maximum bonus level of 200% of the executive officers' cumulative base salaries for the year. Under the bonus formula, bonuses of less than 200% may be awarded, as long as after such award the established earnings target has been achieved. The Compensation Committee has already established that the maximum bonus to be earned for fiscal 1996 will be 100% of the participant's base salary.

      The amount of annual bonus which could be paid out of the 1995 Bonus Plan to any one executive is limited to $2,000,000. Assuming the established earnings target is achieved for fiscal 1996, the amount of the bonus to be earned by the participants in the 1995 Bonus Plan for fiscal 1996 is estimated to be as follows:

                           NEW (AMENDED) PLAN BENEFITS
                        AMENDMENT AND RESTATEMENT OF THE
                 MARK IV INDUSTRIES, INC. EXECUTIVE BONUS PLAN
                            EFFECTIVE MARCH 1, 1995


                                                 Estimated Benefit to be
      Name and Principal Position                 Earned in Fiscal 1996
     -----------------------------               ------------------------

Sal H. Alfiero
   Chairman of the Board and
   Chief Executive Officer                            $  520,000

Clement R. Arrison
   President and Director                             $  520,000

William P. Montague
   Executive Vice President
   and Chief Financial Officer                        $  400,000

Frederic L. Cook
   Sr. Vice President - Administration                $  231,000

Executive Group (11 people)                           $2,539,000

Non-executive officer employees                           None

      The affirmative vote of the holders of at least a majority of the shares of Common Stock represented at the 1995 Annual Meeting in person or by proxy and entitled to vote (provided that a majority of the outstanding shares are voted on the Proposal) is required for the approval of the 1995 Bonus Plan. The Compensation Committee of the Board of Directors believes that the 1995 Bonus Plan will enable the Company to reward and retain highly qualified executive employees, and increase the personal interest these employees have in the successful and profitable operations of the Company by linking the value of the compensation paid to such employees to the value of the Company's Common Stock. Accordingly, the Board of Directors recommends a vote FOR approval of the 1995 Bonus Plan.



                           COMPENSATION OF DIRECTORS

      Directors who are not also executive officers of the Company receive an annual retainer for their services and participate in the Company's Bonus Plan. However, such directors will not participate in the 1995 Bonus Plan for fiscal 1996, or thereafter. The annual retainer paid to each of Messrs. Donohoo and Roth was $30,750 in fiscal 1995. The Company also made incentive awards under its Bonus Plan of $30,750 each to Messrs. Donohoo and Roth in fiscal 1995. Directors who are also executive officers of the Company do not receive any additional compensation for their services as Directors.
Directors do not receive any additional compensation for their services as a member of any committee of the Board of Directors.

      The Company's Non-Qualified Deferred Compensation Plan for Non-Employee Directors of the Company (the "Directors' Deferred Compensation Plan") allows the non-employee Directors of the Company to elect to defer receipt of up to 100% of their annual retainer and/or bonus for a pre-determined, fixed period of time. The earnings on such deferred amounts are equal to the greater of the cumulative investment returns which would be realized if the Director's account was simultaneously invested in the Company's Common Stock and a savings account bearing interest at a rate equal to 120% of the Applicable Federal Rate.

                             SECTION 16 COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended February 28, 1995.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of May 10, 1995 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each Director, each Named Executive Officer in the Summary Compensation Table, and all Executive Officers and Directors as a group. All share amounts and percents reflect the impact of the 5% stock dividend issued in April 1995.


                                           Number of              Percent
          Name                             Shares(1)               of Class
          ----                             ---------              ---------

Sal H. Alfiero .................           4,545,644 (2)               7.6%
FMR Corporation.................           5,742,679 (3)               9.5%
Tiger Management Corporation....           5,774,327 (4)               9.6%
Clement R. Arrison..............           1,836,442 (5)               3.1%
Gerald S. Lippes................           1,796,829 (6)               3.0%
Joseph G. Donohoo...............              24,981 (7)                *
Herbert Roth, Jr................              24,766                    *
William P. Montague.............             841,218 (8)               1.4%
Frederic L. Cook................              62,384 (9)                *
Bruce A. McNiel.................              45,214 (10)               *
Kurt J. Johansson...............              11,404 (11)               *
All Executive Officers and
 Directors as a Group
 (13 persons)...................           9,345,829 (12)             15.5%
______________
*  Less than 1%


(1) Except as otherwise indicated in the following footnotes, each person listed in the table has both sole voting and sole investment power with respect to the number of shares of Common Stock set forth opposite his name. Messrs. Alfiero, Arrison, Lippes, Montague, and Cook, each of whom is an executive officer of the Company, have the right to direct the Trustee of the Company's defined benefit pension plans (the "Plans") with respect to the voting of and investment in the shares of the Company's Common Stock owned by such Plans. As of May 10, 1995, the Plans owned 1,513,129 shares of the Company's Common Stock (2.5% of the total outstanding). Such executive officers are not participants in any of the Plans and disclaim any beneficial ownership in the shares, and the shares have not been included in the amounts listed in this table.

(2) Includes 289,406 shares of Common Stock issued to Mr. Alfiero under the Mark IV Industries, Inc. 1992 Restricted Stock Plan (the "Restricted Plan"), as well as 13,781 shares of Common Stock issuable under currently exercisable options granted under the Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan (the "1992 Option Plan"). Includes 14,262 shares of Common Stock allocated to Mr. Alfiero's self-directed accounts in the Company's retirement and 401(k) savings plan (which has no Company match).

(3) Based on information set forth in a statement on Schedule 13-G filed with the SEC by FMR Corporation ("FMR") on February 13, 1995, FMR held on behalf of itself and its subsidiaries, Fidelity Management and Research Company ("Fidelity"), and Fidelity Management Trust Company ("Fidelity Trust"), an aggregate of 5,742,679 shares of Common Stock, which amounts included 382,739 shares which FMR and its subsidiaries had the right to acquire through the conversion into Common Stock of the Company's 6-1/4% Convertible Debentures. The Company called for redemption of the 6-1/4% Convertible Debentures in February 1995 and all outstanding debentures had been voluntarily converted by February 16, 1995. FMR and its subsidiaries have the sole power to vote or direct the voting of 59,118 shares. The power to vote or direct the voting of the remaining shares represented resides with the respective Boards of Trustees of the investment funds established and managed by FMR and its subsidiaries. The stated business address of FMR, Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, MA 02109.

(4) Based on information set forth in a statement on Schedule 13-G filed with the SEC by Tiger Management Corporation ("Tiger") on March 6, 1995. Tiger, a corporation controlled by majority shareholder Julian H. Robertson, Jr., beneficially owns an aggregate of 5,381,002 shares of Common Stock. Excluded from these shares are 393,325 shares held on behalf of Panther Partners L.P., an investment corporation controlled by Mr. Robertson. The stated business address of Tiger is 101 Park Avenue, New York, NY 10178.

(5) Includes 28,940 shares of Common Stock issued to Mr. Arrison under the Restricted Plan, as well as 31,421 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan.

(6) Includes 17,365 shares of Common Stock issued to Mr. Lippes under the Restricted Plan, as well as 17,226 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan.

(7) Includes 7,906 shares of Common Stock held by The Gibson Group, Inc. Pension Fund, of which Mr. Donohoo is a trustee and has voting power.

(8) Includes 20,121 shares of Common Stock issued to Mr. Montague under the Restricted Plan, as well as 17,226 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Also includes 5,468 shares of Common Stock allocated to Mr. Montague's self-directed accounts in the Company's retirement and 401(k) savings plan (which has no Company match).

(9) Includes 2,756 shares of Common Stock issued to Mr.Cook under the Restricted Plan, as well as 5,935 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1992 Option Plan. Also includes 1,260 shares of Common Stock allocated to Mr. Cook's self-directed accounts in the Company's retirement and 401(k) savings plan (which has no Company match).

(10) Includes 2,756 shares of Common Stock issued to Mr. McNiel under the Restricted Plan, as well as 29,883 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans. Also includes 2,464 shares of Common Stock allocated to Mr. McNiel's self-directed accounts in the Company's retirement and 401(k) savings plan.

(11) Includes 2,756 shares of Common Stock issued to Mr. Johansson under the Restricted Plan, as well as 8,647 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans.

(12) Includes 369,614 shares of Common Stock issued to the group under the Restricted Plan, as well as 170,287 shares of Common Stock issuable under currently exercisable options granted pursuant to the 1988 and 1992 Option Plans. Includes 30,623 shares of Common Stock allocated to the officers' self directed accounts in the Company's retirement and 401(k) savings plans.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The firm of Lippes, Silverstein, Mathias & Wexler, of which Mr. Lippes, Secretary, a Director and general counsel of the Company, is a partner, serves as counsel to the Company. During fiscal 1995, such firm received approximately $1,600,000 for legal services rendered to the Company.

                                 OTHER MATTERS

      The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

                               OTHER INFORMATION

      Coopers & Lybrand L.L.P. has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent fiscal year ended February 28, 1995. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the 1995 Annual Meeting of Stockholders and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1995, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Mark IV Industries, Inc., P.O. Box 810, Amherst, New York 14226-0810,
Attention: Investor Relations. Each such request must set forth a good faith representation that, as of May 24, 1995, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Stockholders.


                         1996 STOCKHOLDERS' PROPOSALS

      Proposals of stockholders intended to be presented at the 1996 Annual Meeting must be received by the Company by January 22, 1996 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

      The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.

                                                GERALD S. LIPPES
                                                Secretary
Dated:  May 24, 1995
_____________________________________________________________________________
      STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. STOCKHOLDERS MAY NEVERTHELESS VOTE IN PERSON IF THEY DO ATTEND.

                                   P R O X Y


                           MARK IV INDUSTRIES, INC.
       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 20, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints SAL H. ALFIERO, CLEMENT R. ARRISON and GERALD S. LIPPES and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of MARK IV INDUSTRIES, INC. to be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York, 14226, on Thursday, July 20, 1995 at 11:00 A.M. local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

1.    For Class II Director - Gerald S. Lippes

            __ FOR             __ WITHHOLD AUTHORITY


2.    For Class II Director - Herbert Roth, Jr.

            __ FOR             __ WITHHOLD AUTHORITY

3. Approval of the Amendment and Restatement of the Mark IV Industries, Inc. Executive Bonus Plan Effective March 1, 1995.

            __ FOR             __ Against               __ Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND PROPOSAL LISTED ABOVE.


                                    Dated:_______________________, 1995

                                    ____________________________________
                                                   Signature
                                    ____________________________________
                                            Signature if held jointly

                                    Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                               Exhibit A


                           MARK IV INDUSTRIES, INC.
                             EXECUTIVE BONUS PLAN

                     ____________________________________
                           Amendment and Restatement
                            Effective March 1, 1995
                     ____________________________________



            WHEREAS, Mark IV Industries, Inc., a Delaware corporation whose corporate headquarters is located at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York (the "Company") adopted an executive bonus plan to enable the Company to reward certain of its key executives for implementing management policies and procedures which substantially improve the profitability of the Company and the Company's value to its stockholders; and

            WHEREAS, under the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended, the amount of the compensation which is paid by the Company to any of its employees may be limited if the amount of such compensation is not determined by reference to certain performance related goals which are established by a committee of outside directors and approved by the Company's stockholders; and

            WHEREAS, the Board of Directors of the Company has heretofore authorized the adoption of this amendment and restatement to the Company's executive bonus plan and the submission of this amendment and restatement of the Company's executive bonus plan to the Company's stockholders for their approval in order to insure that the Company will continue to be able to attract, motivate and retain the services of highly qualified individuals as executives of the Company without subjecting the Company to the risk that amounts paid to such executives under this amendment and restatement of the Company's executive bonus plan will not be fully deductible;

            NOW, THEREFORE, in consideration of the foregoing, the Company hereby adopts the following as the Executive Bonus Plan of Mark IV Industries, Inc. (the "Plan") effective March 1, 1995:

                                  ARTICLE 1.
                         Eligibility and Participation
                         -----------------------------


      1.01 Eligible Employees. For purposes of this Plan, the term "Eligible Employee" means each employee of the Company whose principal place of employment is at the Company's headquarters at One Towne Centre, 501 John James Audubon Parkway, Amherst, New York (or such other location at which the Company's headquarters may, from time to time, be located) and who, either:
(a) by virtue of his position, duties and responsibilities with respect to the operations of the Company, is required, pursuant to the applicable provisions of the Securities Act of 1934, as amended, to report to the U.S. Securities and Exchange Commission the amount of and any changes in his ownership of any common stock or other equity securities of the Company; or (b) is entitled to receive a bonus, to the extent bonuses are otherwise payable under the terms of this Plan, under the terms of a written employment agreement between the Company and such employee.

      1.02 Participation. Unless otherwise specifically determined by the Compensation Committee of the Company's Board of Directors (hereinafter the "Committee") as provided for in Section 2.05 hereof, each Eligible Employee as defined in Section 1.01 above shall be entitled to receive an incentive bonus award for each fiscal year of the Company in which this Plan is in effect in an amount determined in accordance with the provisions of Article 2 hereof.


                                  ARTICLE 2.
              Determination and Payment of Incentive Bonus Awards
              ----------------------------------------------------


      2.01 Establishment of Performance Goals. On or before May 30 of each fiscal year of the Company in which this Plan is in effect, (or, in the event the Company's fiscal year begins on any date other than March 1 of any calendar year, no later than ninety (90) days following the beginning of such fiscal year), the Committee shall establish a performance goal which must be achieved by the Company for the fiscal year of the Company in which such performance goal is established in order for any incentive bonus to be payable to Eligible Employees under the terms of this Plan with respect to such fiscal year. The performance goal to be established by the Committee as provided for above in this Section 2.01 shall be based on an objective and quantifiable measure of the Company's earnings.

      On or before the date described in the preceding paragraph, the Committee shall deliver a written statement to the Company's Board of Directors which contains a description of the performance goal established by the Committee and an objective and quantifiable method for determining the amount of the Company's earnings and for determining whether or not the performance goal as established by the Committee has been achieved.

      2.02 Determination of Incentive Bonus Awards. As soon as practicable following the release of the audited financial statements of the Company for each fiscal year of the Company in which this Plan is in effect, the Committee shall, based on such audited financial statements, determine if the performance goal established by the Committee for such fiscal year (as determined from the written statement filed by the Committee with the Company's Board of Directors pursuant to section 2.01 hereof) has been met or exceeded by the Company.

            If and to the extent that the earnings of the Company (as determined from the description of such earnings contained in the written statement filed by the Committee with the Company's Board of Directors pursuant to Section 2.01 hereof) exceed the earnings performance goal as established by the Committee pursuant to Section 2.01 hereof, the amount of any such excess (hereinafter referred to as the "Bonus Pool") shall be allocated to Eligible Employees in the manner described in Section 2.03 hereof.

      2.03 Allocation of Incentive Bonus Awards. Subject to the provisions of Sections 2.04 and 2.05 hereof, the amount of the Bonus Pool which shall be allocated to each Eligible Employee shall be equal to that portion of the Bonus Pool which: (a) the base salary of the Eligible Employee for the fiscal year of the Company with respect to which the Bonus Pool relates, bears to (b) the sum of the base salaries of all Eligible Employees for such fiscal year. For purposes of this Section 2.03, the base salary of an Eligible Employee and the sum of the base salaries of all Eligible Employees shall be determined:
(x) as of the beginning of the fiscal year of the Company with respect to which an incentive bonus award is payable; and (y) using the amount of the base salary which is payable to the Eligible Employee, regardless of whether or not such base salary is actually paid to the Eligible Employee as a result of the deferral of the payment of such base salary made by the Eligible Employee under the terms of the Non-Qualified Plan of Deferred Compensation of Mark IV Industries, Inc. (the "Deferred Comp. Plan"). Accordingly, the termination of any Eligible Employee's employment for any reason at any time during the fiscal year shall not affect the percentage of the Bonus Pool to be allocated to an Eligible Employee.

      2.04 Maximum Amount of Incentive Bonus Award. Notwithstanding the foregoing, in no event shall the amount of the incentive bonus which is payable to any Eligible Employee pursuant to the terms of this Plan exceed two hundred percent (200%) of the actual base salary which is payable to any such Eligible Employee (whether or not deferred pursuant to the Deferred Comp.
Plan) as determined for each calendar month for the 12 calendar months of the fiscal year of the Company with respect to which such incentive bonus is payable. In addition, notwithstanding anything to the contrary contained in any other provision of this Plan, in no event shall any Eligible Employee be entitled to payment of an incentive bonus under the terms of this Plan which exceeds $2,000,000 for any fiscal year of the Company.

      2.05 Discretion to Reduce Incentive Bonus Award. The Committee may, in its discretion, decrease the amount of the incentive bonus awards which would otherwise be payable to all Eligible Employees pursuant to the foregoing provisions of this Plan. Any such reduction in the amount of the incentive bonus awards which are otherwise payable to Eligible Employees shall be made on a pro-rata basis among all the Eligible Employees so that the percentage reduction in the incentive bonus award for each of the Eligible Employees is the same as the percentage reduction in the amount of the incentive bonus award for all other Eligible Employees. In addition, the Committee may, in its discretion, determine that no incentive bonus shall be paid to any of the Eligible Employees even though the Company has achieved its performance goal. The determination of the Committee with respect to the amount of any reduction in the amount of the incentive bonus awards which would otherwise be payable to Eligible Employees pursuant to the foregoing provisions of this Plan shall be conclusive and binding on the Eligible Employees.

      2.06 Certification of Achievement of Performance Goals. As soon as practicable following the determination by the Committee of the amount of the incentive bonus awards to be paid to Eligible Employees pursuant to the terms of the Plan, the Committee shall certify to the Board of Directors of the Company, in writing: (a) that the performance goals established by the Company pursuant to Section 2.01 hereof have been achieved; (b) that the amount of the incentive bonus awards to be paid to each Eligible Employee have been determined in accordance with the applicable provisions of this Plan; and (c) the amount of the incentive bonus awards to be paid to each Eligible Employee.

      2.07 Payment of Incentive Bonus Awards. Unless an Eligible Employee has elected to defer his receipt of payment of any incentive bonus award payable to such Eligible Employee pursuant to the terms of this Plan (as permitted by the terms of the Deferred Comp. Plan), the Company shall, as soon as practicable following the Committee's delivery to the Board of Directors of the Company of the certification as provided for by Section 2.06 hereof, pay to each Eligible Employee, cash in an amount equal to the incentive bonus award payable to such Eligible Employee as determined pursuant to the preceding provisions of this Plan, minus any applicable withholding taxes.


                                  ARTICLE 3.
                                Administration
                                --------------


      3.01 Composition of the Committee. The Committee shall be composed of two (2) or more members of the Company's Board of Directors, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder.

      3.02 General Duties and Responsibilities of the Committee. The Committee shall administer the Plan in accordance with its terms and in such manner as will result in the amount of the incentive bonus awards payable under the terms of this Plan being treated as performance based compensation under the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986 and the regulations issued thereunder. The Committee shall have all powers necessary to carry out the provisions of the Plan. Any interpretation, construction or determination made by the Committee in good faith in connection with its administration of the Plan shall be final, conclusive and binding upon the Participants and their spouses, estates and beneficiaries. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of this Plan. The Committee, may employ attorneys, accountants and such other advisors to advise it with respect to its duties and obligations as it deems appropriate.

      3.03 Expenses and Compensation. The expenses necessary to administer the Plan shall be borne by the Company. Expenses include, but are not limited to, expenses involved in retaining any necessary professional assistance. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. The Committee, with the approval of the Company may receive reasonable compensation for services rendered in administering this Plan, provided the member performing the services is not a full-time employee.

      3.04 Information from the Company. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Eligible Employees, their employment, their base salaries, their retirement, death, total and permanent disability or termination of employment, and such other pertinent facts as the Committee may require. The Committee is entitled to rely on such information as is supplied by the Company and shall have no duty or responsibility to verify such information.

      3.05 Multiple Signatures. One signature of any member of the Committee may be relied upon by any interested party as conclusive evidence that the Committee has duly authorized the action therein set forth and as representing the will of and binding upon the whole Committee. No person receiving such documents or written instructions and acting in good faith and in reliance thereon shall be obliged to ascertain the validity of such action under the terms of this Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting.

      3.06 General Liability. The Company, the Board of Directors of the Company, the Committee, and any other person authorized to act on behalf of the Committee with respect to this Plan shall not be liable for any actions taken or omitted by any of them except for such acts involving gross negligence or willful misconduct of the party to be charged. Nothing contained in this Section 3.06 shall be deemed to release, discharge or otherwise limit the liability of the Company, and any successor in interest to the Company, for payment to Eligible Employees of the amount of any incentive bonus award which has become payable to an Eligible Employee as provided for in the certification provided to the Company's Board of Directors by the Committee pursuant to Section 2.06 hereof.


                                  ARTICLE 4.
                           Amendment and Termination
                           -------------------------

      4.01 Amendment. The Board of Directors shall have the right at any time and from time to time, without the consent of any Participant or Beneficiary, to amend, in whole or in part, any or all of the provisions of this Plan. No amendment to the Plan shall be effective to the extent that it has the effect of increasing the maximum amount of the incentive bonus award payable to any Eligible Employee unless the terms of such amendment are approved by the stockholders of the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware. In addition, no amendment shall have the effect of decreasing the amount of any incentive bonus award which has become payable to an Eligible Employee pursuant to the terms of the certification to be delivered by the Committee to the Company's Board of Directors pursuant to Section 2.06 hereof.

      4.02 Termination. The Company, by action of its Board of Directors, shall have the right at any time, and without notice to Eligible Employees, to terminate this Plan and provided that, no such termination shall affect any Eligible Employee's right to payment of any incentive bonus award after the amount of such incentive bonus award has been certified to the Company's Board of Directors as provided for by Section 2.06 hereof.

                                  ARTICLE 5.
                                 Miscellaneous
                                 -------------

      5.01 No Rights Created by Plan - Terms of Employment Not Affected. Neither the establishment of the Plan nor any modification hereof, nor the payment of any incentive bonus award hereunder shall be construed as giving to any Eligible Employee or any other person, any legal or equitable right against the Company or any officer or employee thereof, or the Committee, except as herein provided. Under no circumstances shall participation in this Plan constitute a contract of continuing employment or in any manner obligate the Company to continue the services of an Eligible Employee.

      5.02 Eligible Employee's Rights Unsecured. This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The rights of an Eligible Employee to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and Eligible Employees shall not have any rights in or against any specific assets of the Company.

      5.03 No Guaranty of Benefits. Nothing contained in this Plan shall be deemed to constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay the benefits hereunder.

      5.04 Execution of Receipts and Releases. Any payment to any Eligible Employee in accordance with the provisions of this Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Plan, and the Committee may require such Eligible Employee as a condition precedent to such payment, to execute a receipt and release therefor in such form as it shall determine.

      5.05 Benefits Non-Assignable. No incentive bonus which shall be payable to any Eligible Employee under the terms of this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void and no such incentive bonus shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts or any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Committee except to such extent as may be required by law.

      5.06 Construed Under Applicable Federal Law and New York Law. This Plan shall be construed according to applicable Federal Law and the laws of the State of New York and all provisions hereof shall be administered according to such laws.

      5.07 Masculine Gender to Include Feminine; Singular to Include Plural. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

      5.08 Headings No Part of Plan. Headings of articles, sections and subsections herein are inserted for convenience of reference only. They constitute no part of this Plan and are not to be construed in the construction hereof.

      5.09 Effective Date and Duration. This Plan shall be effective March 1, 1995 provided that, prior to March 1, 1996, the terms of this Plan are approved by the stockholders of the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Mark IV Industries, Inc. has caused this Plan to be executed as of the 10th day of May, 1995.



                                    MARK IV INDUSTRIES, INC.



                                    By:   /s/ William P. Montague
                                          -----------------------
                                          Executive Vice President
                                          and Chief Financial Officer